Exhibit 99.1
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TECHTARGET, INC.,

CATAPULT ACQUISITION CORP.,

AND

KNOWLEDGESTORM, INC.

NOVEMBER 1, 2007

Exhibit 99.1
Table of Contents

ARTICLE I THE MERGER
1.1	The Merger
1.2	The Closing
1.3	Actions at the Closing
1.4	Additional Action
1.5	Conversion of Shares
1.6	Dissenting Shares.
1.7	Exchange of Shares.
1.8	Fractional Shares
1.9	Options and Warrants.
1.1	Escrow
1.11	Certificate of Incorporation and By-laws.
1.12	No Further Rights
1.13	Closing of Transfer Books
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1	Organization, Qualification and Corporate Power
2.2	Capitalization.
2.3	Authorization of Transaction
2.4	Noncontravention
2.5	Subsidiaries.
2.6	Financial Statements.
2.7	Absence of Certain Changes
2.8	Undisclosed Liabilities
2.9	Tax Matters.
2.1	Assets.
2.11	Owned Real Property
2.12	Real Property Leases
2.13	Intellectual Property.
2.14	Privacy and Security.
2.15	Contracts.
2.16	Accounts Receivable
2.17	Powers of Attorney
2.18	Insurance
2.19	Litigation
2.2	Warranties
2.21	Employees.
2.22	Employee Benefits.
2.23	Environmental Matters.
2.24	Legal Compliance
2.25	Customers
2.26	Permits
2.27	Certain Business Relationships With Affiliates
2.28	Brokers’ Fees
2.29	Books and Records
2.3	Controls and Procedures.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY
3.1	Organization, Qualification and Corporate Power
3.2	Capitalization
3.3	Authorization of Transaction
3.4	Noncontravention
3.5	Reports and Financial Statements
3.6	Absence of Material Adverse Change
3.7	Litigation
3.8	Interim Operations of the Transitory Subsidiary
ARTICLE IV COVENANTS
4.1	Closing Efforts
4.2	Governmental and Third-Party Notices and Consents.
4.3	Stockholder Approval.
4.4	Operation of Business
4.5	Access to Information; Additional Financial Statements.
4.6	Notice of Breaches.
4.7	Exclusivity.
4.8	Expenses
4.9	Listing of Merger Shares
4.1	FIRPTA Tax Certificates
4.11	Debt.
ARTICLE V CONDITIONS TO CONSUMMATION OF THE MERGER
5.1	Conditions to Each Party’s Obligations
5.2	Conditions to Obligations of the Buyer and the Transitory Subsidiary
5.3	Conditions to Obligations of the Company
ARTICLE VI INDEMNIFICATION
6.1	Indemnification by the Indemnifying Stockholders
6.2	Indemnification by the Buyer
6.3	Indemnification Claims.
6.4	Survival of Representations and Warranties
6.5	Limitations.
ARTICLE VII REGISTRATION RIGHTS
7.1	Registration of Shares
7.2	Limitations on Registration Rights.
7.3	Registration Procedures.
7.4	Requirements of Qualifying Holders
7.5	Indemnification
7.6	Assignment of Rights
7.7	Rule 144 Reporting
ARTICLE VIII TERMINATION
8.1	Termination of Agreement
8.2	Effect of Termination
ARTICLE IX DEFINITIONS
ARTICLE X MISCELLANEOUS
10.1	Press Releases and Announcements
10.2	No Third Party Beneficiaries
10.3	Entire Agreement
10.4	Succession and Assignment
10.5	Counterparts and Facsimile Signature
10.6	Headings
10.7	Notices
10.8	Governing Law
10.9	Amendments and Waivers
10.1	Severability
10.11	Submission to Jurisdiction
10.12	Certain Options
10.13	Construction.

Exhibit A - Form of Investment Representation Letter
Exhibit B -  Opinion of Counsel to the Company
Exhibit C -  Opinion of Counsel to the Buyer and the Transitory Subsidiary
Exhibit D -  Form of Escrow Agreement
Exhibit E -   Form of Note to Buyer
Exhibit F -   Forms of Acknowledgement and Release
Exhibit G -   Form of Consent of Warrantholder
Exhibit H -   Certificate of Amendment

Exhibit 99.1
AGREEMENT AND PLAN OF MERGER

Agreement entered into as of November 1, 2007 by and among TechTarget, Inc., a Delaware corporation (the “Buyer”), Catapult Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), and KnowledgeStorm, Inc., a Delaware corporation (the “Company”).

This Agreement contemplates a merger of the Transitory Subsidiary into the Company.  In such merger, the stockholders of the Company will receive cash and/or common stock of the Buyer in exchange for their capital stock of the Company, as provided herein.

Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into Investment Representation Letters in the form attached hereto as Exhibit A.

Certain capitalized terms used in this Agreement are defined in Article IX.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

Exhibit 99.1
ARTICLE I

THE MERGER

1.1  The Merger.  Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time.  From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation.  The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.2  The Closing.  The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street in Boston, Massachusetts, commencing at 9:00 a.m. local time on the Closing Date.

1.3  Actions at the Closing.  At the Closing:

(a)  the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(b)  the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c)  the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

(d)  the Company shall deliver to the Buyer Investment Representation Letters signed by Qualifying Holders, Acknowledgement and Releases (in the form of Exhibit F) signed by holders of then outstanding In-the-Money Options (other than the 2007 Options) and Consents of Warrantholders (in the form of Exhibit G) signed by all holders of then outstanding Warrants;

(e)  the Buyer shall deliver to the Exchange Agent an amount in cash equal to the Maximum Cash Consideration;

(f)  the Company shall deliver to the Buyer the employment agreements contemplated by Section 5.2(i);

(g)  the Buyer, the Indemnification Representative and the Escrow Agent shall execute and deliver the Escrow Agreement (also to be signed by all Qualifying Holders), and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares being placed in escrow on the Closing Date pursuant to Section 1.10.

1.4  Additional Action.  The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

1.5  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a)  Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Preferred Shares held in the Company’s treasury) owned of record by a Qualifying Holder shall be converted into and represent the right to receive:  (i) a number of shares of Buyer Common Stock equal to the aggregate number of Merger Shares divided by the aggregate number of Outstanding Preferred Shares held by Qualifying Holders, (ii) an amount in cash equal to the Series A Liquidation Preference Payments in respect of such share, less the product determined by multiplying the number of Merger Shares issuable with respect to such share pursuant to clause (i) above by the Average Price; and (iii) an amount in cash equal to the Cash Merger Consideration.

(b)  Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Preferred Shares held in the Company’s treasury) owned of record by a holder that is not a Qualifying Holder shall be converted into and represent the right to receive an amount in cash equal to the sum of:  (i) the Series A Liquidation Preference Payments in respect of such share (the “Cash Preference Payment”), and (ii) the Cash Merger Consideration.

(c)  Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Common Shares held in the Company’s treasury) shall be converted into and represent the right to receive the Cash Merger Consideration.

(d)  At the Closing, as contemplated by Section 1.10, the Company shall withhold, and deposit in escrow pursuant to the Escrow Agreement, all of the Merger Shares otherwise issuable to holders of Preferred Shares pursuant to Section 1.5(a)(i) (the “Escrow Shares”).

(e)  In determining the aggregate number of Merger Shares issuable to each holder under Section 1.5(a)(i) above and the cash payable to such holder pursuant to Section 1.5(a)(ii), all Merger Shares issuable to each holder with respect to its Preferred Shares shall be aggregated before determining fractional shares.

(f)  For the avoidance of doubt, the maximum amount of consideration payable by the Buyer to holders of capital stock, Options and Warrants of the Company pursuant to this Section 1.5 and Section 1.9 shall be:  (i) a number of Merger Shares equal to $6,000,000 divided by the Average Price, and (ii) cash in the amount of $51,850,000, less the sum of the Transaction Expenses, and Existing SVB Debt (the “Maximum Cash Consideration”), and this Agreement shall be construed in accordance with the foregoing intent.

(g)  Each Company Share held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

(h)  Each share of common stock, $.001 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.001 par value per share, of the Surviving Corporation.

(i)  Each of Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of capital stock of the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax law (including as contemplated by Section 4.10).  To the extent that amounts are so withheld by the Surviving Corporation or Buyer, as the case may be, such withheld amounts (i) shall be remitted by Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of capital stock of the Company in respect of which such deduction and withholding was made by the Surviving Corporation or Buyer, as the case may be.

1.6  Dissenting Shares.

(a)  Dissenting Shares shall not be converted into or represent the right to receive Merger Consideration, unless the Company Stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal.  If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the applicable Merger Consideration, issuable or payable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent the Merger Consideration which such holder is entitled to receive at Closing pursuant to Section 1.5.

(b)  The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law.  The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

1.7  Exchange of Shares.

(a)  Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the payment of Merger Consideration (other than the Escrow Shares) in accordance with Sections 1.5, 1.9 and 10.12.  On the Closing Date, the Buyer shall deliver (or cause to be delivered) to the Exchange Agent, in trust for the benefit of holders of Certificates, and holders of the Options and Warrants set forth in Sections 1.9 and 10.12, cash in an amount equal to the Maximum Cash Consideration.  As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate, and each holder of an Option or Warrant entitled to receive Merger Consideration pursuant to Section 1.9 or 10.12, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate (or Option or Warrant, as applicable) in exchange for the Merger Shares and/or Cash Merger Consideration issuable and payable pursuant to Section 1.5, 1.9 or 10.12, as applicable.  Each such holder, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the applicable Merger Consideration.  Until properly surrendered, each such Certificate (or Option or Warrant, as applicable) shall be deemed for all purposes to evidence only the right to receive the applicable Merger Consideration issuable or payable pursuant to Section 1.5, 1.9 or 10.12, as applicable.  Holders of Certificates shall not be entitled to receive the applicable Merger Consideration to which they would otherwise be entitled until such Certificates are properly surrendered.

(b)  If any Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.  Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Merger Consideration issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration issuable in exchange therefor pursuant to Section 1.5.  The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

(d)  No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates for certificates representing the Merger Shares.  Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which would have been otherwise paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

1.8  Fractional Shares.  No certificates or scrip representing fractional Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would have otherwise been issued to such former Company Stockholders.  In lieu of any fractional Merger Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person’s Certificates, receive a cash payment equal to the closing price per share of the Buyer Common Stock on the Nasdaq National Market, as reported by Nasdaq, on the business day immediately preceding the Closing Date, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

1.9  Options and Warrants.

(a)  The Company has taken, or will take prior to the Effective Time, all necessary and appropriate actions so that, consistent with and without any violation of any term of the Option Plan, at the Effective Time, (A) each In-the-Money Option, other than the Change-in-Control Options and 2007 Options, shall automatically be cancelled and terminated as of the Effective Time in exchange for a cash payment to the holders thereof equal to the excess of the Cash Merger Consideration in respect of a Common Share over the per share exercise price of such Option, multiplied by the number of Company Shares that are subject to such Option immediately prior to the Effective Time, (B) each Change-in-Control Option and Waived Option shall be cancelled and terminated without any consideration, (C) each 2007 Option shall automatically be cancelled and terminated in its entirety pursuant to its terms as of the Effective Time in exchange for a cash payment to the holder thereof equal to the excess of the Cash Merger Consideration in respect of a Common Share over the per share exercise price of such Option, multiplied by the number of Common Shares that are subject to the vested portion of such Option immediately prior to the Effective Time, and (D) each Out-of-the-Money Option (other than the Waived Option) shall automatically be cancelled and terminated as of the Effective Time in exchange for a cash payment to the holder thereof equal to the Cash Merger Consideration in respect of a Common Share, multiplied by the number of Common Shares that are subject to such Option immediately prior to the Effective Time.  The cash payments described in this Section 1.9(a) shall be subject to applicable tax withholding.

(b)  The Company has taken, or will take prior to the Effective Time, all necessary and appropriate actions so that, consistent with and without any violation of any term of the applicable warrant agreement, at the Effective Time, each Warrant (other than the SVB Warrant) outstanding immediately prior to the Effective Time shall automatically be cancelled and terminated as of the Effective Time in exchange for a cash payment to the holders thereof equal to the excess of the Cash Merger Consideration in respect of a Common Share over the per share exercise price of such Warrant, multiplied by the number of Company Shares that are subject to such Warrant immediately prior to the Effective Time.  The cash payments described in this Section 1.9(b) shall be subject to applicable tax withholding.

(c)  The Company has taken, or will take prior to the Effective Time, all necessary and appropriate actions so that, at the Effective Time, the SVB Warrant dated November 6, 2002 and held by Silicon Valley Bank (the “SVB Warrant”) shall automatically be cancelled and terminated as of the Effective Time in exchange for a cash payment to the holders thereof equal to the excess of the sum of the Cash Preference Payment and Cash Merger Consideration over the exercise price of the SVB Warrant, multiplied by the number of Preferred Shares then subject to the SVB Warrant.  The cash payments described in this Section 1.9(c) shall be subject to applicable tax withholding.

(d)  The Company shall obtain, prior to the Closing, the consent from each holder of a Change-in-Control Option, Waived Option and Warrant to the treatment of such Options and Warrants pursuant to the provisions of Section 1.9(a), (b) or (c), as applicable.  The Company shall use Reasonable Best Efforts to obtain, prior to the Closing, the consent from each other holder of an In-the-Money Option (excluding the 2007 Options) to the treatment of such Option pursuant to the provisions of Section 1.9(a).

1.10  Escrow.  On the Closing Date, reflecting the agreement of the Qualifying Holders pursuant to the Escrow Agreement, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares issuable pursuant to Section 1.5, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders set forth in this Agreement.  The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.  The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.11  Certificate of Incorporation and By-laws.

(a)  The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be amended so that such Certificate of Incorporation is identical to the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

(b)  The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

1.12  No Further Rights.  From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.13  Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made.  If, after the Effective Time, Certificates are presented to the Buyer, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration in accordance with Section 1.5, subject to Section 1.10 and to applicable law in the case of Dissenting Shares.

Exhibit 99.1
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Disclosure Schedule shall be arranged in Sections and subSections corresponding to the numbered and lettered Sections and subSections contained in this Article II.  The disclosures in any Section or subSection of the Disclosure Schedule shall qualify only the corresponding Section or subSection in this Article II.

2.1  Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware.  The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and by-laws.  The Company is not in default under or in violation of any provision of its Certificate of Incorporation or by-laws.

2.2  Capitalization.

(a)  The authorized capital stock of the Company consists of (i) 70,000,000 Common Shares, of which, as of the date of this Agreement, 573,191 shares were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 35,000,000 Preferred Shares, of which 35,000,000 shares have been designated as Series A Convertible Preferred Stock, of which, as of the date of this Agreement, 32,069,654 shares were issued and outstanding.  Each Preferred Share is convertible into one Common Share.

(b)  Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of Common Shares (if any) into which such shares are convertible.  Section 2.2 of the Disclosure Schedule also indicates all outstanding Common Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company.  All of the issued and outstanding shares of capital stock of the Company has been duly authorized and validly issued and are fully paid and nonassessable.  All of the issued and outstanding shares of capital stock of the Company has been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c)  Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof.  The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Options and all Warrants.  All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

(d)  Except as set forth in this Section 2.2 or in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e)  Except as set forth in Section 2.2 of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

(f)  The Board of Directors of the Company has complied with its fiduciary duties to stockholders in connection with all issuances and recapitalizations of its capital stock, and the Company has complied with all applicable laws and all its contractual obligations in connection with such issuances and recapitalizations.

2.3  Authorization of Transaction.  The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the Buyer Note.  The execution and delivery by the Company of this Agreement and, subject to obtaining the Requisite Stockholder Approval, which is the only approval required from the Company Stockholders, the consummation by the Company of the transactions contemplated hereby and by the Buyer Note has been duly and validly authorized by all necessary corporate action on the part of the Company.  Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement and the Certificate of Amendment in the form attached hereto as Exhibit H (the “Certificate of Amendment”) in accordance with the provisions of the Delaware General Corporation Law, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (iv) determined that the applicable Merger Consideration represents “fair market value” for purposes of Article IV, Section 4E of Exhibit A to the Company’s Second Amended and Restated Certificate of Incorporation, as amended to date.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The Certificate of Amendment has been duly adopted by the stockholders of the Company.

2.4  Noncontravention.  Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement or the Buyer Note, nor the consummation by the Company of the transactions contemplated hereby or by the Buyer Note, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Company is a party or by which the Company is bound or to which any of their respective assets is subject, including without limitation any agreement required to be listed on Section 2.15 of the Disclosure Schedule, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of its properties or assets.

2.5  Subsidiaries.

(a)  The Company has no Subsidiaries.  The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

2.6  Financial Statements.

(a)  The Company has provided to the Buyer the Financial Statements.  The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (ii) fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.

(b)  Grant Thornton, the Company’s current auditors, is and has been at all times since its engagement by the Company in April 2004 (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) in compliance with subSections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(c)  The Company maintains adequate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls.

(d)  The Company has provided to the Buyer (i) a deferred revenue analysis dated October 29, 2007 and (ii) a comparable period analysis dated October 29, 2007; each of the foregoing is attached to Section 2.6 of the Disclosure Schedule, and was prepared by management of the Company in good faith and, (A) in the case of the deferred revenue analysis, contains a complete and accurate list of all agreements with its customers for the applicable period and the relevant treatment of the deferral of revenue therefrom, such deferral being consistent with the Company’s past practices, and (B) in the case of the comparable period analysis, contains complete and accurate calculations of the amounts of revenue that had been categorized as deferred revenue in each of the relevant periods, and with respect to the Q4 2007 forecast contained in the comparable period analysis,  was prepared using the best information reasonably available to it, based on reasonable assumptions and represent management’s good faith estimate of the Company’s revenue for Q4 2007 as of October 29, 2007, as if the Merger had not occurred, provided, however, that the Company makes no warranty that the projection of revenue for Q4 2007 will be achieved.

2.7  Absence of Certain Changes.  Since December 31, 2006, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and since September 30, 2007, the Company has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

2.8  Undisclosed Liabilities.  The Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9  Tax Matters.

(a)  The Company has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete.  The Company is not nor has it ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.  The Company has paid on a timely basis all Taxes that were due and payable.  The unpaid Taxes of the Company for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company for all Tax periods commencing after the date of the Most Recent Balance Sheet Date arose in the Ordinary Course of Business.  The Company (i) does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.  All Taxes that the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b)  The Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.  The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule.  No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated.  The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.  The Company has not (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority.

(c)  The Company (i) has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) and (ii) is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)  None of the assets of the Company (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(e)  There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(f)  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(g)  The Company has not ever participated in an international boycott as defined in Section 999 of the Code.

(h)  The Company is not a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.

(i)  The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(j)  The Company does not own any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(k)  Section 2.9(k) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.

(l)  The Company is not and has not been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(m)  The Company has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(n)  The Company is not a party to a gain recognition agreement under Section 367 of the Code.

(o)  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(p)  There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(q)  No holder of Company Shares holds any Common Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(r)  The Company has not engaged in any “listed transaction” for purposes of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

2.10  Assets.

(a)  The Company is the true and lawful owner, and has good title to, all of the material assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests.  The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted by the Company (within 12 months after the Closing as if the Merger had not occurred).  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)  Each material item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full.

2.11  Owned Real Property.  The Company does not own and has never owned any real property.

2.12  Real Property Leases.  Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, the square footage of the premises subject thereto and the rent payable thereunder.  The Company has delivered to the Buyer complete and accurate copies of the Leases.  With respect to each Lease:

(a)  subject to the Bankruptcy and Equity Exception, such Lease is legal, valid, binding, enforceable and in full force and effect;

(b)  subject to the Bankruptcy and Equity Exception, such Lease will be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)  neither the Company, nor to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such Lease;

(d)  there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e)  the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)  to the Knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(g)  the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.

2.13  Intellectual Property.

(a)  Company Registrations.  Section 2.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable.  All assignments of Company Registrations to the Company have been properly executed and recorded.  All Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.  There are no third party domain name applications or registrations, or other Intellectual Property filings, foreign or domestic, that conflict with, violate or infringe upon any Intellectual Property Registrations or Company applications for such registration.  With respect to each item of Company Owned Intellectual Property that is subject to a Company Registration, any necessary registration, maintenance and renewal fees in connection therewith have been paid and any necessary documents and certificates in connection therewith have been filed with the relevant patent, trademark or copyright authorities or any other appropriate registrar, including, without limitation, any domain name registrar, in the United States or applicable foreign jurisdiction where the Company Registration is filed, for the purposes of securing or maintaining rights in such Intellectual Property.

(b)  Prosecution Matters.  There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations. The Company has complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company and have made no material misrepresentation in such applications or in any Company Registrations.  The Company has no knowledge of any information that would preclude the Company from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.

(c)  Ownership; Sufficiency.  Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on identical terms and conditions as it was immediately prior to the Closing.  The Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests.  All joint owners of the Company Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule.  The Company has disclosed to the Buyer accurately and completely all Intellectual Property that is used in the Company’s business.  Except for the Company Licensed Intellectual Property, the Company is the sole and exclusive owner of all right, title and interest in and to all Company Intellectual Property that is used in the business (with no breaks in the chain of title thereof), free and clear of any Security Interest.  The Company is not under any contractual obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent from any third party for the use of any Company Intellectual Property used in its business as it is currently conducted.  The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently and planned to be done by the Company (within 12 months after the Closing as if the Merger had not occurred), (ii) to Exploit the Internal Systems as they are currently used by the Company and (iii) otherwise to conduct the Company’s business in the manner currently conducted and planned to be conducted by the Company (within 12 months after the Closing as if the Merger had not occurred).

(d)  Protection Measures.  The Company has taken customary measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.  No complaint relating to an improper use or disclosure, or a breach in the security, of any such information has been made or, to the Knowledge of the Company, threatened against the Company.  To the Company’s Knowledge, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company, or (ii) breach of the Company’s security procedures wherein confidential information has been disclosed to a third person.  The Company has taken reasonable steps to police the quality of all offerings and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e)  Infringement by Company.  None of the Customer Offerings, Internal Systems or Company Intellectual Property, or the past, current or currently planned (within 12 months after the Closing, as if the Merger had not occurred) Exploitation thereof by the Company or by any Customer or user thereof, or any other activity undertaken by them in connection with the business of the Company, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party.  Section 2.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f)  Infringement of Company Rights.  To the Knowledge of the Company, no person (including, without limitation, any current or former employee of, or consultant to, the Company) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company.  The Company has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(g)  Outbound IP Agreements.  Section 2.13(g) of the Disclosure Schedule identifies each material license, covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property (other than non-disclosure agreements and click-through or browse-wrap licenses to Customer Offerings).  The Company has not agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings, the Internal Systems or any third party Intellectual Property rights.  The Company is not a member of nor party to an agreement for, any patent pool, industry standards body, trade association or other organization pursuant to which it is obligated to license any existing or future Intellectual Property to any person.

(h)  Inbound IP Agreements.  Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company Exploits it (excluding commercially available, off-the-shelf software programs that are part of the Internal Systems or Customer Offerings and are licensed by the Company pursuant to “shrink wrap” or other mass market or standard licenses, the total fees associated with which are less than $25,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property.  No third party inventions, methods, services, materials, processes or software are included in or required to Exploit the Customer Offerings or Internal Systems.  None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule or, in the case of Internal Systems, pursuant to commercially available, off-the-shelf software programs that are part of the Internal Systems or Customer Offerings and are licensed by the Company pursuant to “shrink wrap” or other mass market or standard licenses.

(i)  Source Code.  The Company has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its former or current employees or contractors) of, the Company Source Code to any person other than Company personnel, except pursuant to the agreements listed in Section 2.13(i) of the Disclosure Schedule, and the Company has taken customary physical and electronic security measures intended to prevent unauthorized disclosure of such Company Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or is reasonably expected to, result in the disclosure or release of such Company Source Code by the Company or escrow agent(s) or any other person to any third party, nor will the consummation of the transactions contemplated hereby result in such disclosure or release..

(j)  Authorship.  All of the Content and other Intellectual Property comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, developed and tested by employees of the Company within the scope of their employment or by independent contractors of the Company who have executed valid and binding agreements containing terms expressly assigning to the Company all right, title and interest in such copyrightable materials to the Company, and waiving their non-assignable rights (including moral rights) in favor of the Company and its permitted assigns and licensees, to the extent legally permissible.

(k)  Client and User Data. The Company has all right, title and interest in and to all of its client information and related client or user data, and all of its proprietary databases and data collections, including without limitation the User Database (collectively, “Proprietary Information”).  Any use or transfer of the Proprietary Information as contemplated under this Agreement will not violate the rights of any third party or result in the breach of any agreement to which the Company is a party or which otherwise governs the Company’s actions with respect thereto.  Section 2.13(k) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing, of any violation or misappropriation and any client or user data.

(l)  Open Source Code.  Section 2.13(l) of the Disclosure Schedule lists all Open Source Materials that the Company has utilized in any way in the Exploitation of Company Offerings or Internal Systems and describes generally the manner in which such Open Source Materials have been utilized by the Company, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company.  The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings or the Internal Systems; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to the Customer Offerings or the Internal Systems or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

(m)  Employee and Contractor Assignments.  Each current and former employee of the Company and each current and former independent contractor of the Company has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any inventions, whether or not patentable, and works of authorship, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or as part of such independent contractor’s work for the Company, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(n)  Quality.  The Customer Offerings and the Internal Systems are free from significant defects in design and conform in all material respects to the published specifications therefor, if any.  The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.  The Company has not received any written warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings or the Internal Systems to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

2.14  Privacy and Security.

(a)  Without limiting the generality of Section 2.24, the Company has taken commercially reasonable steps to prevent the violation by the Company of the rights of any person or entity with respect to Personally Identifiable Information provided under international, U.S. and state law, rules and regulations, including all rights respecting privacy generally and the obtaining, storing, using or transmitting of Personally Identifiable Information (“PII”) of any type, whether by electronic means or otherwise.

(b)  The Company has taken commercially reasonable steps to protect the confidentiality, integrity and security of their software, databases, systems, networks and internet sites and all information stored or contained therein (including any PII), or transmitted thereby from unauthorized or improper access, modification, transmittal or use.

(c)  The Company has complied with (i) all applicable privacy laws and regulations applicable to PII submitted through websites, (ii) disclosures to visitors to and users of the Websites, with respect to the use or distribution of, and access to, all data in connection with the “opt-in” elections of each such visitor or user and all other registration procedures conducted by the Company, and (iii) any contractual requirements relating to the use of PII.

2.15  Contracts.

(a)  Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

(i)  any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii)  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $50,000, or (C) in which the Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products, services or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)  any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)  any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)  any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi)  any agreement concerning confidentiality, other than non-disclosure agreements pursuant to which confidentiality is the Company’s principal obligation  thereunder;

(vii)  any employment agreement or consulting agreement, other than confidentiality and assignment of inventions agreements;

(viii)  any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof, other than restrictive covenants agreements, option agreements or restricted stock agreements in the Company’s standard forms, copies of which have been provided to the Buyer;

(ix)  any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x)  any agreement which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xi)  any agreement that would reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company as currently conducted and as currently proposed to be conducted by the Company (within 12 months after the Closing, as if the Merger had not occurred);

(xii)  any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business, or otherwise providing for any “exclusivity” requirement;

(xiii)  any agreement under which the Company guarantees or warranties a minimum level of performance or a minimum service level, or under which a penalty applies in the event that a performance target or service level is not satisfied;

(xiv)  any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates (other than the Company) following the Closing; and

(xv)  any other agreement (or group of related agreements) involving more than $50,000.

(b)  The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule.  With respect to each agreement so listed:  (i) subject to the Bankruptcy and Equity Exception, the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) subject to the Bankruptcy and Equity Exception, the agreement will be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company, to the Knowledge of the Company, any other party under such agreement.

2.16  Accounts Receivable.  All accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 120 calendar days after the date on which it first became due and payable), net of any bad debt reserve shown on the Most Recent Balance Sheet.  All accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 calendar days after the date on which it first became due and payable).

2.17  Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company.

2.18  Insurance.  Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, the Company may not be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies.

2.19  Litigation.  There is no Legal Proceeding which is pending or has been threatened in writing against the Company. There are no judgments, orders or decrees outstanding against the Company.  Since January 1, 2004, there has not been any Legal Proceeding that (a) resulted in a judgment, order or decree against, or settlement by, the Company (whether or not such judgment, order, decree or settlement was paid, in whole or in part, by an insurer or other third party) or (b) resulted in any equitable relief or order of specific performance in respect of the Company.

2.20  Warranties.  No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.20 of the Disclosure Schedule.

2.21  Employees.

(a)  Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company whose current annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person.  Each current or past employee of the Company has entered into a confidentiality/assignment of inventions agreement with the Company, a copy or form of which has previously been made available to the Buyer.  Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; a copy or form of which has previously been made available to the Buyer.  All of the agreements referenced in the two preceding sentences will be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to the Bankruptcy and Equity Exception and subject to the potential unenforceability of non-competition and related covenants under Georgia law.  Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company who, to the Company’s Knowledge, are not citizens of the United States.  To the Knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.

(b)  The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Company has no Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

(c)  Section 2.21(c) of the Disclosure Schedule contains a list of all independent contractors currently engaged by the Company to whom the Company has paid or expects to pay total consideration in excess of $50,000 annually, along with the position, date of retention and rate of remuneration for each such person or entity.  Except as set forth in Section 2.21(c) of the Disclosure Schedule, none of such independent contractors is a party to a written agreement or contract with the Company.  Each such independent contractor has entered into the Company’s standard form of confidentiality, non-solicitation and intellectual property agreement with the Company, a copy of which has previously been made available to the Buyer.

(d)  Section 2.21(d) of the Disclosure Schedule sets forth a list of each employee of the Company who is providing services in the United States and who holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations, setting forth the name of such employee, the type of Work Permit and the length of time remaining on such Work Permit.  With respect to each Work Permit, all of the information that the Company provided to the United States Department of Labor (“DOL”) and the United States Department of Homeland Security (“DOHS”) in the applications for such Work Permit was, to the Knowledge of the Company, true and complete at the time of filing such applications and the Company continues to adhere to its obligations thereunder.  The Company received the appropriate notice of approval or other evidence of authorized employment from the DOHS, the DOL, the Department of State or other relevant Governmental Entity with respect to each such Work Permit.  The Company has not received any written notice from the DOHS or any other Governmental Entity that any Work Permit has been revoked.  There is no action pending or, to the Knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits.

(e)  The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(f)  The Company has not incurred, and to the Company’s Knowledge, no circumstances exist under which the Company would reasonably be expected to incur, any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

2.22  Employee Benefits.

(a)  Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans.  Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) the annual reports filed on IRS Form 5500 for the last three plan years and (for all funded plans) the plan financial statements for the last three plan years for each Company Plan, have been delivered to the Buyer.

(b)  Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto.  The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.  No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(c)  There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d)  All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received or are the subject of opinion, advisory, or determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such opinion, advisory or determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost.  Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date, or appropriate corrective action has been taken.

(e)  Neither the Company, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)  At no time has the Company, or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)  There are no unfunded obligations under any Company Plan providing health or welfare benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.  The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

(h)  No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company, or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan that could give rise to any material liability.

(i)  No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)  Each Company Plan is terminable unilaterally by the Company at any time without material liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(k)  Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (other than the Option Plan and Options) (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan (other than the Option Plan or Options), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l)  Section 2.22(l) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off.

(m)  Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and applicable provisions of IRS Notice 2005-1, any other generally applicable guidance published with an effective date prior to January 1, 2008 as defined under IRS Notice 2007-86 and Treas. Dec. 9321 (2007-19 IRB 1123 (Apr. 10, 2007)).  No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004.  No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.  No Option outstanding under any Company Plan that was granted or became vested after December 31, 2004 or was materially modified (as determined under Notice 2005-1) after October 23, 2004 has an exercise price that is or may be less than the fair market value of the underlying stock as of the date such Option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Option or the time the stock acquired pursuant to the exercise of the Option first becomes substantially vested.

(n)  The Company has no liabilities or obligations (including for failing to provide any notice) pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”) and any other similar state and foreign law applicable to any layoff or plant closing relating to the Company that has occurred, or will occur, prior to the Closing.  The Company has provided to Buyer a list of all employees whose employment was terminated within 90 days prior to the Effective Time, which list designates whether the termination was a discharge for cause, a discharge for other than cause, a voluntary departure or retirement; and the Company shall update that list as of the Closing.

2.23  Environmental Matters.

(a)  the Company has complied in all material respects with all applicable Environmental Laws.  There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

(b)  The Company does not have any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c)  The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d)  Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to.  A complete and accurate copy of each such document has been provided to the Buyer.

2.24  Legal Compliance.  The Company is currently conducting, and has at all times since January 1, 2004 conducted, its business in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity.  The Company has not received any written notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.25  Customers.  Section 2.25 of the Disclosure Schedule sets forth a list of (a) each Customer that accounted for more than five percent (5%) of the consolidated revenues of the Company during each quarter of the last full fiscal year and each quarter during the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such Customer during each such quarter.  No such customer has notified the Company in writing within the past year that it will stop, or decrease the rate of, buying services, of the Company.

2.26  Permits.  Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company.  Such listed Permits are the only Permits that are required for the Company to conduct its respective business as presently conducted or as proposed to be conducted by the Company (within 12 months after the Closing, as if the Merger had not occurred), except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each such Permit is in full force and effect; the Company is in compliance in all material respects with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each such Permit will continue in full force and effect immediately following the Closing.

2.27  Certain Business Relationships With Affiliates.  No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, or has guaranteed any indebtedness of, the Company.  Section 2.27 of the Disclosure Schedule describes any commercial transactions or relationships between the Company and any Affiliate thereof (other than the Company) which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.28  Brokers’ Fees.  The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except for the fees and expenses of The Jordan, Edmiston Group, Inc.

2.29  Books and Records.  The minute books and other similar records of the Company contain in all material respects complete and accurate records of all actions taken at any meetings of the Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.  Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

2.30  Controls and Procedures.

(a)  The Company maintains books and records which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and maintains a system of internal control over financial reporting which provides reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, and (iv) the reporting of assets of the Company is compared with existing assets at reasonable intervals.

(b)  The Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company.

Exhibit 99.1
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

AND THE TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

3.1  Organization, Qualification and Corporate Power.  Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect.  The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and by-laws.

3.2  Capitalization.  The authorized capital stock of the Buyer consists of (a) 100,000,000 shares of Buyer Common Stock, of which 40,406,753 shares were issued and outstanding as of September 30, 2007, and (b) 5,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares are issued or outstanding. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation.  All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  All of the Merger Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Certificate of Incorporation or by-laws or any agreement to which the Buyer is a party or is otherwise bound.

3.3  Authorization of Transaction.  Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively.  This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

3.4  Noncontravention.  Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or by-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

3.5  Reports and Financial Statements.  The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its Registration Statement on Form S-1 (Reg. No. 333-140503) and each other form, report, statement or schedule and other document filed or furnished by it with the SEC since February 7, 2007 (collectively, the “Buyer Reports”).  The Buyer Reports include all of the documents required to be filed or furnished by the Buyer under Section 13 or subSections (a) or (c) of Section 14 of the Exchange Act with the SEC from May 16, 2007 through the date of this Agreement.  The Buyer Reports were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley, and, in each case, the rules and regulations promulgated thereunder complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  As of their respective dates, and, if amended, as of the date of each such amendment, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Buyer and its subsidiaries as of the respective dates thereof and for the periods referred to therein.

3.6  Absence of Material Adverse Change.  Since June 30, 2007, there has not occurred any Buyer Material Adverse Effect.

3.7  Litigation.  Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer’s knowledge, threatened against the Buyer or any subsidiary of the Buyer which, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.8  Interim Operations of the Transitory Subsidiary.  The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

Exhibit 99.1
ARTICLE IV

COVENANTS

4.1  Closing Efforts.  Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2  Governmental and Third-Party Notices and Consents.

(a)  Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)  The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule; provided, that, this Section 4.2(b) shall not require the Company to make any material cash or other payments to such third parties in order to obtain such consent (other than any such payments required pursuant to the terms of any existing agreements between the Company and such third parties).

4.3  Stockholder Approval.

(a)  As expeditiously as possible following the execution of this Agreement and in any event within five (5) business days after the execution of this Agreement, the Company shall mail the Disclosure Statement to the Company Stockholders.  The Disclosure Statement shall include (i) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Indemnifying Stockholders, the escrow arrangements and the authority of the Indemnification Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), (ii) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262, and all other relevant information.  Buyer shall supply all information reasonably required by the Company for purposes of the Disclosure Statement.  The Company shall use its Reasonable Best Efforts to, as promptly as reasonably possible following the execution of this Agreement, secure and cause to be filed with the Company written consents from Company Stockholders necessary to secure the Requisite Stockholder Approval.  As promptly as reasonably possible following its receipt of the Requisite Stockholder Approval, the Company shall deliver to the Buyer a certificate executed on behalf of the Company by its Secretary and certifying that the Requisite Stockholder Approval has been obtained, together with copies of the written consents evidencing such Requisite Stockholder Approval.  The Company shall also send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

(b)  The Company, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c)  The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Disclosure Statement).

(d)  The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.4  Operation of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with material customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of the Buyer:

(a)  issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Preferred Shares, Options or Warrants outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options, Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(b)  split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)  except as permitted by Section 4.11(a), create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)  enter into, adopt or amend any Employee Benefit Plan (except as may be required by law) or any employment or severance agreement or arrangement of the type described in Section 2.22(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e)  acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales of assets or licenses of products or services to customers and partners in the Ordinary Course of Business;

(f)  mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)  discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)  amend its charter, by-laws or other organizational documents (except as contemplated by this Agreement);

(i)  change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(j)  enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule (other than customer or partner agreements entered into in the Ordinary Course of Business or amendments that do not materially increase the Company’s obligations);

(k)  make or commit to make any capital expenditures in excess of $50,000 in the aggregate;

(l)  institute or settle any Legal Proceeding;

(m)  issue any invoice or otherwise conduct any billing activity with respect to services scheduled to be performed after November 1, 2007;

(n)  take any action or fail to take any action permitted by this Agreement with the Knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(o)  agree in writing or otherwise to take any of the foregoing actions.

4.5  Access to Information; Additional Financial Statements.

(a)  The Company shall permit representatives of the Buyer to have full access (at all reasonable times during working hours, and with reasonable notice, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company.

(b)  Within 15 calendar days after the end of each month ending prior to the Closing, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements.  Such financial statements shall present fairly the financial condition and results of operations of the Company on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company.

(c)  Prior to the Closing, the Company shall (i) provide such information (to the extent available to the Company), assistance and cooperation as the Buyer may reasonably request in connection with any of the Buyer’s filings with the SEC, (ii) use commercially reasonable efforts to cause the officers of the Company to execute any reasonably necessary officers’ certificates or management representation letters to the Company’s accountants to issue unqualified reports with respect to the financial statements to be included in any of the Buyer’s filings with the SEC, (iii) request from the present and former independent accountants of the Company that they (A) cooperate with and assist the Buyer in preparing financial statements with respect to the Company for inclusion by the Buyer in its filings with the SEC, including, without limitation, in compliance with the applicable provisions of Regulation S-X and Form 8-K, and (B) take work papers available to the Buyer and its representatives (subject to the Buyer entering into any customary agreements reasonably required or requested by the accountants in connection with the provision of such work papers).

(d)  Within 15 days following the Closing, the Company shall deliver to the Buyer historical financial statements for the Company for, in a form that complies with what is required by Item 9.01 of Form 8-K and Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including financial statements of the Company for the nine-month periods ended September 30, 2006 and 2007, including necessary footnotes, and such other information required in order for the Buyer to prepare the pro forma financial information required by Item 9.01 of Form 8-K or otherwise required by the SEC for filings by Buyer with the SEC.

4.6  Notice of Breaches.

(a)  From the date of this Agreement until the Closing, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing.  No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

(b)  From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing.  No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

4.7  Exclusivity.

(a)  The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

(b)  The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations.  If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.8  Expenses.  Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

4.9  Listing of Merger Shares.  The Buyer shall, if required by the rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

4.10  FIRPTA Tax Certificates.  Within two (2) calendar days prior to the Closing, the Company shall deliver or cause to be delivered to the Buyer a certification that the Company is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code.  If the Company has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to reduce the dollar amount set forth in Section 1.5(b)(i) by an amount equal to any required withholding Tax under Section 1445 of the Code.

4.11  Debt.

(a)  The Company represents and warrants to the Buyer that the total amount of its indebtedness to Silicon Valley Bank as of October 2, 2007, including accrued but unpaid interest, equaled $2,178,840.12 (“Existing SVB Debt”).  Additionally, following said date and prior to the Closing Date, the Company may incur up to $300,000 of additional indebtedness to Silicon Valley Bank (or such greater amount as shall be approved by Buyer, in writing, in its sole discretion), subject to the restriction set forth in Section 4.11(b) (the “Incremental Indebtedness”).  The parties acknowledge and agree that such Incremental Indebtedness, unlike the Existing SVB Debt, will not be deducted from the Cash Merger Consideration,  but, subject to the Section 4.11(b), shall be paid, or caused to be paid, by the Buyer upon Closing.

(b)  The Company agrees that any Incremental Indebtedness shall not exceed the aggregate unbilled amounts attributable to contractually committed services scheduled to be rendered by the Company after November 1, 2007.

(c)  Upon the Closing, the Buyer shall, or shall cause the Company to, repay the Company’s then outstanding indebtedness to Silicon Valley Bank (subject to the limitations of Section 4.11(a)).

(d)  At any time on or after the date of this Agreement and prior to the earlier of the termination of this Agreement or the Closing, the Company may borrow up to $250,000 from the Buyer (the “Buyer Debt”), such debt to be evidenced by a note executed by the Company in the form attached hereto as Exhibit E; provided, however, that (i)  the Company shall not expend any of the proceeds of such borrowings prior to November 7, 2007 and (ii)  the Company may expend the proceeds of such borrowings only to the extent that the total of all Incremental Indebtedness and all such expenditures out of the proceeds of such borrowings do not exceed the aggregate amounts attributable to contractually committed services scheduled to be rendered by the Company after November 1, 2007.

(e)  If, at the Closing, it is determined by mutual written agreement of the parties that the total amount of all Incremental Indebtedness incurred pursuant to Section 4.11(a) and all expenditures by the Company out of the proceeds of the Buyer Debt exceeded the aggregated unbilled amounts attributable to contractually committed services scheduled to be rendered by the Company after November 1, 2007, and if the condition set forth in Section 5.2(m) is waived by the Buyer, then the aggregate Cash Merger Consideration shall be reduced by the amount of such excess.

Exhibit 99.1
ARTICLE V

CONDITIONS TO CONSUMMATION OF THE MERGER

5.1  Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following condition:

(a)  this Agreement and the Merger shall have received the Requisite Stockholder Approval.

5.2  Conditions to Obligations of the Buyer and the Transitory Subsidiary.  The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

(a)  the number of Dissenting Shares shall not exceed 1% of the number of outstanding Common Shares as of the Effective Time (calculated after giving effect to the conversion into Common Shares of all outstanding Preferred Shares);

(b)  the Company shall have obtained at their own expense (and shall have provided copies thereof to the Buyer) all of the consents (if any) listed on Schedule 5.2(b) of the Disclosure Schedule;

(c)  the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date); provided, however, that the representations and warranties made in Section 2.2(a) shall be true and correct as of the Closing Date, except for immaterial inaccuracies, and shall not be subject to the qualification set forth above;

(d)  the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e)  no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)  the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

(g)  each of the Qualifying Holders shall have executed and delivered to the Buyer an Investment Representation Letter in the form attached hereto as Exhibit A and the Buyer shall have no reason to believe that the statements set forth therein are not true and shall be reasonably satisfied that the issuance and sale of the Merger Shares is exempt from the registration requirements of the Securities Act;

(h)  the Buyer shall have received from counsel to the Company an opinion in substantially the form attached hereto as Exhibit B, addressed to the Buyer dated as of the Closing Date;

(i)  the Company shall have entered into employment agreements with Jeffrey Ramminger and Jeffrey Coyle and shall have entered into Severance and Non-Compete Agreements with Kelly Gay and James Canfield, in each case upon the terms mutually agreed upon prior to the date of this Agreement;

(j)  all holders of Change-in-Control Options and the Waived Options shall have executed and delivered a consent to the treatment of such Options pursuant to Section 1.9(a); and holders of then outstanding In-the-Money Options (excluding Change-in-Control Options and 2007 Options), exercisable for at least 90% in the aggregate of all Common Shares subject to all then outstanding In-the-Money Options (excluding Change-in-Control Options and 2007 Options), shall have executed and delivered an Acknowledgement and Release in the form attached hereto as Exhibit F;

(k)  all holders of then outstanding Warrants shall have executed and delivered to the Company a Consent of Warrantholder in the form attached hereto as Exhibit G;

(l)  the Company shall have duly filed the Certificate of Amendment with the Secretary of State of the State of Delaware;

(m)  Buyer shall be reasonably satisfied that the total amount of Incremental Indebtedness incurred pursuant to Section 4.11(a) and expenditures by the Company out of the proceeds of the Buyer Debt did not exceed the aggregate unbilled amounts attributable to contractually committed services scheduled to be rendered by the Company after November 1, 2007; and

(n)  the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.3  Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a)  the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and in Section 3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)  each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)  no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)  the Buyer shall have delivered to the Company the Buyer Certificate;

(e)  the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in substantially the form attached hereto as Exhibit C, addressed to the Company and dated as of the Closing Date; and

(f)  the Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

Exhibit 99.1
ARTICLE VI

INDEMNIFICATION

6.1  Indemnification by the Indemnifying Stockholders.  The Indemnifying Stockholders shall, severally and not jointly, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)  any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement, including without limitation the Company Certificate;

(b)  any failure to perform any covenant or agreement of the Company contained in this Agreement or any agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement;

(c)  any claim by a stockholder or former stockholder, or holder of any options, warrants or other rights to acquire capital stock, of the Company, or any other person or entity, seeking to assert, or based upon:  (i) ownership or rights to ownership of any shares of stock of the Company or options therefor; (ii) any rights of a stockholder (other than the right of holders of record on the Effective Time to receive the applicable Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including, without limitation, any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; (iv) any claim by a holder of an Option or Warrant that such holder is entitled to rights or to treatment different from that provided for in this Agreement; or (v) any claim that his, her or its shares were wrongfully repurchased or recapitalized by the Company;

(d)  any Dissenting Share Payments;

(e)  any Transaction Expenses or Existing SVB Debt in excess of the amount shown on the Company Certificate; and

(f)  the matters disclosed in Item 1 of Section 2.19 of the Disclosure Schedule, the matters disclosed in Items 4 and 5 of Section 2.15(a)(vii) of the Disclosure Schedule, and the matters disclosed in Items 1 and 2 of Section 2.9(a) of the Disclosure Schedule, but only to the extent the Damages for which the Indemnifying Stockholders would be liable under this Section 6.1(f) exceed $300,000.

6.2  Indemnification by the Buyer.  The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting:

(a)  any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or any other agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement; or

(b)  any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or any agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement.

6.3  Indemnification Claims.

(a)  An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action.  Such notification shall be given within 20 calendar days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action, the date Damages were either paid or allegedly arose or were accrued, and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 calendar days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the amount of Damages reasonably expected to be incurred by the Indemnified Party if the Third Party Action is determined adversely to it is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which injunctive or other equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The Non-controlling Party may participate in, but not control, such defense, but shall do so at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)  In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.  If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c)  Within 20 calendar days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. For purposes of this Article VI, the “Value” of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the Average Price (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock after the Closing), multiplied by the number of such Escrow Shares.

(d)  During the 30 calendar day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 30 calendar day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute.  The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in Boston, Massachusetts, in accordance with Section 10.11.  If the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)  If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i)  In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)  The parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)  No depositions or other discovery shall be conducted in connection with the arbitration.

(iv)  As soon as practicable, after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.11), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v)  The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the parties.

(vi)  In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f)  Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

(g)  For purposes of this Section 6.3 and the second and third sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Indemnification Representative, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Indemnification Representative.  The Indemnification Representative shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this Article VI.  The Indemnification Representative shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI.

6.4  Survival of Representations and Warranties.  All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) shall expire on the date 18 months following the Closing Date, except that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1, 3.2 and 3.3 shall survive the Closing without limitation.  If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.  The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.6), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.5  Limitations.

(a)  Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Stockholders for Damages under this Article VI shall not exceed the amount of the Escrow Shares, and (ii) the Buyer shall not be entitled to be indemnified for any Damages under this Article VI unless the aggregate of all Damages for which the Buyer would, but for this clause (ii), be entitled to indemnification exceeds $250,000, at which point the Buyer shall be entitled to be indemnified for its aggregate Damages, and not just those in excess of $250,000, and (iii) each Indemnifying Stockholder shall only be liable for his, her or its pro rata share (determined in accordance with the Escrow Agreement) of the Damages for which the Indemnifying Stockholders are liable under this Article VI; provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.2 or 2.3 and provided further that clause (ii) above shall not apply to a claim under Section 6.1(c), (e) or (f).  For purposes solely of this Article VI, all representations and warranties of the Company in Article II (other than Section 2.7) shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b)  Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under this Article VI shall not exceed $6,000,000, and (ii) the Indemnifying Stockholders shall not be entitled to be indemnified for any Damages under this Article VI unless the aggregate of all Damages for which the Indemnifying Stockholders would, but for this clause (ii), be entitled to indemnification exceeds $250,000, at which point the Indemnifying Stockholders shall be entitled to be indemnified for their aggregate Damages, and not just those in excess of $250,000; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 6.2(a) relating to a breach of the representations and warranties set forth in Sections 3.2 or 3.3.  For purposes solely of this Article VI, all representations and warranties of the Buyer and the Transitory Subsidiary in Article III (other than Sections 3.5 and 3.6) shall be construed as if the term “material” and any reference to “Buyer Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(c)  The Escrow Agreement shall be the sole and exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI.

(d)  Except with respect to claims based on fraud or intentional misrepresentation, after the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(e)  No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(f)  Any Damages relating to a claim pursuant to Section 6.1 shall be reduced by the amount of any insurance proceeds received by the Buyer or Surviving Corporation under a policy or policies maintained by the Company prior to the Closing with respect to such claim.  Buyer shall use commercially reasonable efforts to collect any such proceeds; provided, however, that it shall not be required to commence any legal proceedings in connection with such efforts.

(g)  Any indemnification payment made pursuant to Article VI shall be treated as an adjustment to the purchase price for federal, state, local and foreign income tax purposes.

Exhibit 99.1
ARTICLE VII

REGISTRATION RIGHTS

7.1  Registration of Shares.  The Buyer shall use its Reasonable Best Efforts to become eligible to file a Registration Statement on Form S-3 under the Securities Act and to file the Stockholder Registration Statement as soon as practicable after it becomes eligible to file a Registration Statement on Form S-3 under the Securities Act.  The Buyer shall use Reasonable Best Efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable after it is filed.  The Buyer shall cause the Stockholder Registration Statement to remain effective until the date one year after the Closing Date.

7.2  Limitations on Registration Rights.

(a)  The Buyer may, by written notice to each of the Qualifying Holders, (i) delay the filing or effectiveness of the Stockholder Registration Statement or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Qualifying Holders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in each case for a period not to exceed 120 days and not more than one time in any 12 month period, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

(b)  If the Buyer delays or suspends the Stockholder Registration Statement or requires the Qualifying Holders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so and in any event within 120 days after it shall have given notice of such delay or suspension, take such actions as may be necessary to file the Stockholder Registration Statement, cause it to come effective or reinstate its effectiveness and, if the Stockholder Registration Statement shall be effective, give written notice to all Qualifying Holders authorizing them to resume sales pursuant to the Stockholder Registration Statement.  If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall enclose such amended or supplemented prospectus with the notice to Qualifying Holders given pursuant to this paragraph (b), and the Qualifying Holders shall thereafter make no offers or sales of shares pursuant to the Stockholder Registration Statement by means of a prospectus other than such amended or supplemented prospectus.

7.3  Registration Procedures.

(a)  In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and shall furnish to each Qualifying Holder such number of copies of prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as may be reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration statement.

(b)  The Buyer shall use its Reasonable Best Efforts to register or qualify the Registrable Securities covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c)  The Buyer shall use its Reasonable Best Efforts to cause all such Registrable Securities required to be registered hereunder to be listed on each securities exchange and trading system (if any) on which similar securities issued by the Buyer are then listed.

(d)  The Buyer shall notify each Qualifying Holder of Registrable Securities covered by the Stockholder Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(e)  If the Buyer has delivered preliminary or final prospectuses to the Qualifying Holders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Qualifying Holders and shall promptly provide the qualifying Holders with amended or supplemented prospectuses which shall comply with the requirements of the Securities Act, if requested by the Buyer, the Qualifying Holders shall immediately discontinue making offers or sales of shares under the Stockholder Registration Statement until such amended or supplemented prospectus is available.

(f)  The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Qualifying Holders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Qualifying Holders.

7.4  Requirements of Qualifying Holders.  The Buyer shall not be required to include any Merger Shares in the Stockholder Registration Statement unless:

(a)  the Qualifying Holder owning such shares furnishes to the Buyer in writing such information regarding such Qualifying Holder and the proposed sale of Merger Shares by such Qualifying Holder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

(b)  such Qualifying Holder shall have provided to the Buyer its written agreement:

(i)  to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, and in conformity with, a written statement by such Qualifying Holder furnished pursuant to this Section 7.4 expressly for use in connection with such Stockholder Registration Statement, provided that the total amount payable by a Qualifying Holder pursuant to such indemnity shall not exceed the aggregate net proceeds received by such Qualifying Holder in the offering of such Merger Shares; and

(ii)  to report to the Buyer sales made pursuant to the Stockholder Registration Statement.

7.5  Indemnification.  The Buyer agrees to indemnify and hold harmless each Qualifying Holder whose shares are included in the Stockholder Registration Statement, the partners, members, officers and directors of each Qualifying Holder, and each person, if any, who controls such qualifying Holder within the meaning of the Securities Act or Exchange Act against any losses, claims, damages, expenses or liabilities to which they may become subject by reason of any untrue statement or alleged untrue statement of a material fact contained in the Stockholder Registration Statement or any omission or allegedly omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of such Qualifying Holder for use in the Stockholder Registration Statement.  The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

7.6  Assignment of Rights.  A Qualifying Holder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his, her or its Merger Shares to an immediate family member, or trust for their benefit or, in the case of a partnership, limited liability company or corporation, to its partners, members or stockholders, respectively, pursuant to a pro rata distribution of its Merger Shares, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

7.7  Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Buyer agrees to:

(a)  use Reasonable Best Efforts to file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act; and

(b)  furnish to any Qualifying Holder, so long as the Qualifying Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Buyer as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, (ii)  a copy of the most recent annual or quarterly report of the Buyer and (iii)  such other reports and documents of the Buyer as a Qualifying Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Qualifying Holder to sell any such securities without registration.

Exhibit 99.1
ARTICLE VIII

TERMINATION

8.1  Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a)  the Parties may terminate this Agreement by mutual written consent;

(b)  the Buyer may terminate this Agreement by giving written notice to the Company if the Requisite Stockholder Approval obtained by written consents in lieu of a meeting, such written consents in form and substance reasonably satisfactory to Buyer, is not delivered to Buyer within 24 hours after the execution and delivery of this Agreement by each of the parties hereto;

(c)  the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 calendar days following delivery by the Buyer to the Company of written notice of such breach;

(d)  the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 5.3 not to be satisfied and (ii) is not cured within 20 calendar days following delivery by the Company to the Buyer of written notice of such breach;

(e)  any Party may terminate this Agreement by giving written notice to the other Parties at any time after the stockholders of the Company has voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

(f)  the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(g)  the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

8.2  Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement prior to such termination).

Exhibit 99.1
ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“2007 Options” shall mean those certain Options noted as “2007 Options” in Item 3 of Section 2.2(c) of the Disclosure Schedule.

“AAA” shall mean the American Arbitration Association.

“Accredited Investor” means an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Affiliated Group” shall mean a group of corporations with which the Company has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

“Affiliated Period” shall mean any period in which the Company was a member of an Affiliated Group.

“Aggregate Exercise Prices” shall mean the aggregate exercise prices of all In-the-Money Options (other than the Change-in-Control Options and portions of the 2007 Options that are unvested immediately prior to the Effective Time) and all Warrants outstanding immediately prior to the Effective Time.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Arbitrator” shall have the meaning set forth in Section 6.3(e).

“Average Price” means $16.675.

“Bankruptcy and Equity Exception”  means any limitation on the enforceability of an agreement due to laws relating to bankruptcy, reorganization, moratorium, insolvency, creditors’ rights, or other similar laws, or by the availability of injunctive relief, specific performance and other equitable remedies.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of Section 5.3 is satisfied in all respects.

“Buyer Common Stock” shall mean the shares of common stock, $.001 par value per share, of the Buyer.

“Buyer Debt” shall have the meaning set forth in Section 4.11(d).

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects (within 12 months after the Closing), condition (financial or other), or results of operations of the Buyer.  For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Buyer Material Adverse Effect:  (A) any effect resulting from compliance with the terms and conditions of this Agreement; or (B) any effect resulting from changes affecting any of the industries in which the Buyer operates generally, including changes in laws generally applicable to businesses in such industry or changes in GAAP; (C) any effect resulting from changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts, environmental disaster or otherwise), provided any such change referred to clause (B) or (C) does not have a disproportionate effect on Buyer.

“Buyer Reports” shall mean the meaning set forth in Section 3.5.

“Cash Merger Consideration” means (i) $51,850,000 plus the Aggregate Exercise Prices and, less the sum of the aggregate amount of cash payable by Buyer to holders of Preferred Shares pursuant to Sections 1.5(a)(ii) and 1.5(b)(i), the SVB Preference, the Transaction Expenses and the Existing SVB Debt, divided by (ii) the Fully Diluted Company Shares.

“Cash Preference Payment” shall have the meaning set forth in Section 1.5(b).

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Amendment” shall have the meaning set forth in Section 2.3.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

“Certificates” shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares.

“Change in Control Bonus Plan” means the plan, disclosed in Section 2.7 of the Disclosure Schedule, providing for payments of up to $239,950 to employees of the Company.

“Change-in-Control Options” shall mean the Options dated on or about December 21, 2006, for an aggregate of 834,560 Common Shares, noted as “Change-in-Control Options” in Item 3 of Section 2.2(c) of the Disclosure Schedule.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Shares” shall mean the shares of common stock, $.001 par value per share, of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate (i) to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of Section 5.2 is satisfied in all respects, (ii) certifying as to the amount of Transaction Expenses, (iii) certifying as to the amount of the Series A Liquidation Preference Payments as of the Effective Time, (iv) certifying as to the amount of the Existing SVB Debt as of the Closing, and (v) certifying as to the specific allocation of the Merger Consideration among Company Stockholders pursuant to Section 1.5 and holders of Options and Warrants pursuant to Section 1.9.  Buyer shall be entitled to rely conclusively on the Company Certificate for purposes of its allocation of the Merger Consideration hereunder.

“Company Intellectual Property” shall mean shall the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company by any third party.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects (within 12 months after the Closing, as if the Merger had not occurred), condition (financial or other), or results of operations of the Company, taken as a whole, (ii) the ability of the Buyer to operate the business of the Company immediately after the Closing or (iii) the ability of the officers of the Buyer, following the Closing,  to certify without qualification to the Buyer’s financial statements or SEC reports as they relate to the business or operations previously conducted by the Company. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  (A) any effect resulting from compliance with the terms and conditions of this Agreement; (B) any effect resulting from changes affecting any of the industries in which the Company operates generally, including changes in laws generally applicable to businesses in such industry or changes in GAAP; or (C) any effect resulting from changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared, provided any such change referred to in clause (B) or (C) does not have a disproportionate effect on the Company.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

“Company Plan” shall mean any Employee Benefit Plan currently maintained, or contributed to, by the Company, or any ERISA Affiliate for the benefit of employees or former employees.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others.

“Company Shares” shall mean the Common Shares and the Preferred Shares, together.

“Company Source Code” shall mean the human readable form of the Software included in the Customer Offerings or Internal Systems.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.

“Content” shall mean all text, video, audio, images and pictures displayed on one or more of the Websites, whether created or developed by: (1) the Company, (2) any user of a Website or (3) any third-party contributor to a Website.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer” shall mean each third party that has entered into an agreement with the Company for the provision of a Customer Offering.

“Customer Offerings” shall mean (a) the products offerings that the Company (i) currently develops, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, market, distribute, make available, sell or license to third parties in the 12 month period after the Effective Time (as if the Merger had not occurred) and (b) the service offerings that the Company (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the 12 month period after the Effective Time (as if the Merger had not occurred).  For purposes hereof, “Customer Offerings” shall include, but not be limited to, the following:  (i) the network of approximately 185 Websites of the Company, (ii) the proprietary content, search and lead management platforms of the Company, (iii)  the directory of enterprise technology, including product and solution listings, research, webcasts, demos and rich media of the Company, and (iv) the “Results360™” reporting tools, ROI Software calculators and other performance assessment Software tools and solutions of the Company.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VI), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi).

“Designated Person” shall mean any Indemnifying Stockholder or affiliate thereof, or any officer, employee or director of the Company, or any Indemnifying Stockholder or affiliate thereof.

“Directories” shall mean all directories of enterprise technology of the Company, including product and solution listings, research, webcasts, demos and rich media.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer.

“Disclosure Statement” shall mean a written information statement containing the information prescribed by Section 4.3(a).

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.

“Dissenting Share Payments” shall mean (i) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and (ii) any reasonable costs and expenses (including reasonable attorneys’ fees and expenses in connection with any action or proceeding) in respect of any Dissenting Shares (other than payment for such shares).

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean  the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit C.

“Escrow Agent” shall mean such institution as shall be mutually agreed upon by Buyer and the Company.

“Escrow Shares” has the meaning set forth in Section 1.5(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean such institution as shall be mutually agreed upon by Buyer and the Company.

“Existing SVB Debt” shall have the meaning set forth in Section 4.11(a).

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Financial Statements” shall mean:

(a)  the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the last three fiscal years, and

(b)  the Most Recent Balance Sheet and the unaudited consolidated statements of income and cash flows for the nine months ended as of September 30, 2006 and 2007, which are appended to Section 2.6 of the Disclosure Schedule.

“Fully Diluted Company Shares” shall mean all Company Shares issued and outstanding immediately prior to the Effective Date, plus all Company Shares issuable upon exercise of all Options (other than the Change-in-Control Options and portions of the 2007 Options that are not vested immediately prior to the Effective Time) and Warrants outstanding immediately prior to the Effective Time.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnification Representative” shall mean Eric Becker.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Indemnifying Stockholders” shall mean all holders of Preferred Shares that are Qualifying Holders.

“In-the-Money Options” mean all Options outstanding immediately prior to the Effective Time with an exercise price per Common Share less than the Cash Merger Consideration.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a)  Patent Rights;

(b)  Trademarks and all goodwill in the Trademarks;

(c)  copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)  inventions, invention disclosures, statutory invention registrations,  trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(e)  other proprietary rights relating to any of the foregoing and to any Website, Content, User Database and Directories used by the Company (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, Domain filings and applications for each of the foregoing.

“Internal Systems” shall mean the Company Software and the Company computer, communications and network hardware and equipment (both desktop and enterprise-wide), laboratory equipment, materials and test, calibration and measurement apparatus used by the Company in its business or operations to develop, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or hosted at a third party site.  For purposes of this Agreement, “Internal Systems” shall include, but not be limited to, the Company’s Software used internally for its (i) lead assessment, performance and/or generation platform, (ii) marketing campaign management systems, (iii) content management platform, (iv) reporting tools and products and (v) internet search capabilities.

“Knowledge” of a person or entity means the knowledge of such person or entity.  “To the Company’s Knowledge” means the Knowledge of Kelly Gay, Mike Ewers or Jeff Ramminger.

“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or Article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Maximum Cash Consideration” shall have the meaning set forth in Section 1.5(f).

“Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

“Merger Consideration” means, as applicable, the Merger Shares, the aggregate Cash Preference Payments and the aggregate Cash Merger Consideration

“Merger Shares” means a number of shares of Buyer Common Stock equal to $6,000,000 divided by the Average Price.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean September 30, 2007.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Open Source Materials” means all Software that is distributed under a similar distribution model where the source code form of the Software is available for no charge and, as a condition of further distribution of such software or any derivative thereof, that (i)  the source code for the software and derivative work be provided or made available without charge, (ii)  the source code and derivative work be licensed for the purpose of free use and making further derivative works, and (iii)  the software cannot be redistributed under terms inconsistent with those applicable to the rights under which the licensee was entitled to use or modify the original software, including, but not limited to, Software distributed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Option” shall mean each option to purchase or acquire Common Shares, whether issued by the Company pursuant to the Option Plan or otherwise.

“Option Plan” shall mean the Company’s Amended and Restated Stock Incentive Plan, as amended.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Out-of-the-Money Options” shall mean all Options outstanding immediately prior to the Effective Time with an exercise price per Common Share equal to or greater than the Cash Merger Consideration.

“Outstanding Preferred Shares” means all Preferred Shares issued and outstanding immediately prior to the Effective Time.

“Parties” shall mean the Buyer, the Transitory Subsidiary and the Company.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) filed by or on behalf of the Company.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Personally Identifiable Information” means data that identifies or locates a particular person, including but not limited to name, address, telephone number, electronic mail address, social security number, bank account number or credit card number.

“Preferred Shares” shall mean the shares of preferred stock, $.001 par value per share, of the Company.

“Proprietary Information” shall have the meaning set forth in Section 2.13(k).

“Qualifying Holder” shall mean a holder of Outstanding Preferred Shares who has prior to or within four (4) days after the date of this Agreement delivered an Investment Representation Letter substantially in the form attached hereto as Exhibit A pursuant to which such holder has represented among other things, that it is an Accredited Investor.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registrable Securities” shall mean the Merger Shares and any shares of Buyer Common Stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for, or in replacement of, such Merger Shares.

“Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by (a) a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger, (b) a majority of the votes represented by the outstanding Preferred Shares entitled to vote on this Agreement and the Merger.

“Response” shall mean a written response containing the information provided for in Section 6.3(c).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, in each case arising in the Ordinary Course of Business of the Company and not material to the Company, and (iii) in the case of Intellectual Property, licenses to customers in the Ordinary Course of Business.

“Series A Liquidation Preference Payments” shall have the meaning set forth in Article IV, Exhibit A, Section 4A of the Certificate of Incorporation, as amended, of the Company, as in effect on the date of this Agreement.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, or object code form.

“Stockholder Registration Statement” shall mean a registration statement on Form S-3 (or a successor form) covering the resale to the public by the Qualifying Holders of the Registrable Securities.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.

“SVB Preference” shall mean the Series A Liquidation Preference Payments attributed to the Preferred Shares subject to the SVB Warrant immediately prior to the Effective Time.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Expenses” means (i) all fees and expenses payable by the Company to The Jordan, Edmiston Group, Inc. and all legal, audit, accounting, tax and financial advisory fees and expenses incurred by the Company or Company Stockholders in connection with the transactions contemplated by this Agreement and the preparation of the financial statements referred to in Section 4.5(c) and (d), including, without limitation, the fees and expenses of DLA Piper US LLP and Grant Thornton LLP, and (ii) amounts to be paid to employees of the Company under the Change in Control Bonus Plan.

“Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

“User Database” shall mean all data collected and maintained by the Company that has been provided by users of the Websites.

“Value” of Escrow Shares shall have the meaning set forth in Section 6.3(c).

“Waived Option” shall mean that certain Out-of-the Money Option issued to Thomas Noonan, dated March 1, 1999.

“Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares, provided that Options and Preferred Shares shall not be considered Warrants.

“Websites” shall mean all websites operated by the Company or any of its Subsidiaries, including those listed on Schedule 2.13(o) attached hereto, including:  (A) all files and Content in each and any case including, without limitation, text, images, graphics, navigational devices, menu structures or arrangement, icons, operational instructions, scripts, commands, syntax, screen design and other designs and visual  expressions  contained on the Websites, whether stored, encoded, recorded or written on disk, tape, film,  memory device, paper or other media of any nature, HTML code, HTML pages, software applications, contact data base and advertiser information, search engines, database engines, data, search engine designs and algorithms for inclusion in other internet-based search engines, software and database licenses, custom software and custom applications with associated source and data, licenses, lists, links and authorizations for links, banners as well as any and all custom programs, applications or solutions that the Company or any of its Subsidiaries has developed itself or hired others to produce for it if any of those programs, applications or solutions are useful and/or appropriate to the operation of the business of the Company; (B) title to and possession of all electronic and hard copy versions of the media that constitute all copies and versions of the Content of the Websites, their respective component parts, and all Documentation relating thereto; (C) all inventory of the text and Content of the Websites, any public relations and marketing and promotional items related to the Websites, and any artwork or related materials related to the Websites; and (D) all customer, supplier and advertiser lists and data on traffic to the Websites and advertisements running on the Websites.

Exhibit 99.1
ARTICLE X

MISCELLANEOUS

10.1  Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use Reasonable Best Efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

10.2  No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Article I concerning issuance of the Merger Consideration, (ii) the provisions of Article VI concerning indemnification and (iii) the provisions of Article VII concerning registration rights are intended for the benefit of the Company Stockholders.

10.3  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated January 30, 2007 between the Buyer and the Company shall remain in effect in accordance with its terms.

10.4  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.  Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.4 is void.

10.5  Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

10.6  Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7  Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	KnowledgeStorm, Inc. 2520 Northwinds Parkway, Suite 300 Atlanta, Georgia 30004 Attn: Chief Executive Officer
Copy to:	DLA Piper US LLP 1201 West Peachtree Street Suite 2800 Atlanta, Georgia 30309-3450 Attn: Douglas Spear, Esq.
If to the Buyer or the Transitory Subsidiary:	TechTarget, Inc. 117 Kendrick Street Suite 800 Needham, MA 02494 Attn: Rick Olin, Esq.
Copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Attn: Mark G. Borden, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8  Governing Law.  All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.9  Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11  Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.12  Certain Options.  Notwithstanding anything to the contrary in this Agreement, if an Acknowledgement and Release (in the form of Exhibit F) is not obtained on or before the Closing from any holder of an In-the -Money Option (other than the Change-In-Control Options and 2007 Options), then (A) any such Option shall automatically be cancelled and terminated as of the Effective time in exchange for a cash payment to the holder thereof equal to the Cash Merger Consideration in respect of a Common Share, multiplied by the number of Common Shares subject to such Option immediately prior to the Effective Time, and (B) the total exercise prices of such Options shall not be included in the definition of “Aggregate Exercise Price” for purposes of calculating the “Cash Merger Consideration.”

10.13  Construction.

(a)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)  Any reference herein to “including” shall be interpreted as “including without limitation.”

(d)  Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TECHTARGET, INC.

By:	/s/ Don Hawk
Don Hawk
President

CATAPULT ACQUISITION CORP.

By:	/s/ Don Hawk
Don Hawk
President

KNOWLEDGESTORM, INC.

By:	/s/ Kelley Gay
Kelley Gay
CEO and President